Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Martin Midstream GP LLC:

We consent to the incorporation by reference in the registration statement (No. 333-117023) on Form S-3 of Martin Midstream Partners L.P. of our report dated April 27, 2005, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which appears in this amendment to the December 31, 2004 annual report on Form 10-K of Martin Midstream Partners L.P.

KPMG LLP

/s/KPMG LLP

Shreveport, Louisiana
April 29, 2005